ASSET PURSCHASE AGREEMENT

AGREEMENT dated as of August 22, 2006, by and between friendlyway Inc., a Nevada based publicly traded company with offices at 1255 Battery St. Suite 200, San Francisco, CA 94111, hereinafter referred to as friendlyway and Ignition Media Group., Inc., a Nevada based wholly owned subsidiary of friendlyway, with offices at 7222 Commerce Center Drive, Suite 240, Colorado Springs, CO 80919 hereinafter referred to as “IMG” and collectively with friendlyway referred to as “Buyer” and Ignition Media Group., LLC., with offices at 1760 Market St., Philadelphia, PA 19103 hereinafter referred to as (“Seller”)

Background

Seller agrees, in principal, to sell to Buyer all of the assets of Seller set forth on Schedule A hereto (“Assets”).

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, Seller desires to sell the Assets to Buyer and Buyer desires to purchase the Assets from Seller on the terms and conditions set forth below.

1. Purchase and Sale.

(a) In consideration of Buyer’s payment of two million five hundred thousand dollars (US $2,500,000) (the “Purchase Price”), Seller hereby sells, assigns, transfers and delivers the Assets to Buyer. The Purchase Price shall be paid as follows: (i) cash in the amount of one million dollars ( US $1,000,000) to Seller, five hundred thousand dollars (US $500,000) of which shall be paid at the closing, and (ii) shares of friendlyway’s, common stock (having an agreed aggregate value of one million five hundred thousand dollars (US $1,500,000) (“Common Stock”). The number of shares to be issued shall be equal to dividing the agreed aggregate value above by the average closing bid price of the Buyer’s public stock during the ten days preceding closing.

(b) In connection with the sale of the Assets to Buyer, Seller shall execute and deliver to Buyer at Closing the bill of sale and the assignments of contracts and other assets attached hereto as Schedules A, B and C, respectively.

(c) Buyer shall pay Seller a non-refundable deposit of twenty-five thousand dollars (US $25,000) at the execution of this agreement which shall be credited to the cash paid at closing.

(d) Seller shall pay Buyer twenty percent (20%) of the gross revenue generated from the operations of IMG commencing on the closing and ending on December 31, 2006, hereinafter referred to as (“Revenue Payments”). The Revenue Payments shall automatically be paid to Seller as the revenue is collected by IMG on the first of each month.

(e) Seller shall pay Buyer an amount equal to five hundred thousand dollars (US $500,000) minus the amount of the Revenue Payments paid to Seller as defined in section 1(d) hereinafter referred to as (“Primary Payment”). The Primary Payment shall me made on the first of the month and paid in increments of one hundred and fifty thousand dollars ($150,000) commencing on January 1, 2007.

(d) On the one year anniversary of the closing of this Asset Purchase if the average closing bid price for the ten days preceding the anniversary date is lower than the average closing bid price defined in Par 1(a) above then the Seller will be entitle to an increase adjustment to the number of shares issued according to the following formula:

(1,000,000 / “x”) - (1,000,000 / “y”)

where

x: the average closing bid price for the ten days preceding the one year anniversary of the closing of this transaction

y: the average closing bid price for the ten days preceding the closing of this transaction

2. Liabilities.  Buyer is not assuming any existing, contingent or future liability of Seller (the “Excluded Liabilities”). Without limitations, the Excluded Liabilities include:

(i) any liability for taxes of Seller;

(ii)	any obligations of Seller in respect of the assets of Seller not included in the Assets acquired hereunder;

(iii)	any liability of Seller pursuant to any employee benefit plan;

(iv)	any liabilities or obligations of Seller to affiliates of Seller;

(v)
all claims, liabilities, or obligations of Seller as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits, severance benefits, retirement benefits, Federal Consolidated Omnibus Budget Reconciliation Act of 1985 benefits, Federal Family and Medical Leave Act of 1993 benefits, Federal Workers Adjustment and Retraining Notification Act obligations and liabilities, or any other employee benefits, withholding tax liabilities, workers’ compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by Seller or arising out of any labor matter involving Seller as an employer, and any claims, liabilities and obligations arising from or relating to any employee benefit plans;

(vi)
all claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the Business or ownership of the Assets on or prior to the Closing Date including, without limitation, any claims against or any liabilities for injury to, or death of, persons or damage to or destruction of property, any workers’ compensation claims, and any warranty claims;

(vii)	except as may otherwise be provided herein, any accounts payable, other indebtedness, obligations or accrued liabilities of Seller; and

3. Remedies. In the event Buyer is unable to make Primary Payment to Seller, Seller shall be entitled to thirty percent of the gross revenue derived from the operation of IMG, hereinafter referred to as Secondary Payments. Secondary Payments shall me made to seller on the first of each month. Buyer shall no longer receive Secondary Payments when the sum of the Revenue Payments, Primary Payment, and Secondary Payments is equal to five hundred thousand dollars (US $500,000).

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a)
As of the Closing, Seller is a limited liability company duly organized and validly existing under the laws of the State of Pennsylvania; Seller has full power and authority to execute and deliver this Agreement and all other agreements to be executed and delivered by Seller hereunder or in connection herewith (the “Ancillary Agreements”) and to consummate the transactions hereby or thereby contemplated; all necessary corporate action has been taken to authorize Seller to enter into this Agreement and the Ancillary Agreements;

(b)
This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and each such agreement constitutes the legal, valid and binding obligations of Seller enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws for the protection of debtors;

(c)
Neither the execution, delivery or performance of this Agreement, the Ancillary Agreements, nor the transactions contemplated hereby or thereby will violate Seller’s operating agreement or any other agreements or instruments, law, regulation, judgment or order by which Seller is bound;

(d)	At the Closing, Seller will transfer to the Buyer good and valid title to all the Assets, free and clear of all liens, claims or other encumbrances.

(e)
Consents. No consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any contract to which Seller is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to: (i) execute this Agreement or any Ancillary Agreement, (ii) consummate this Agreement or any Ancillary Agreement and the transactions contemplated hereby or thereby, or (iii) permit Seller to assign or transfer the Assets (including without limitation, the Material Contracts) to Buyer.

(f)
Litigation. There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality which relate to, or in any way affect, the Business or the Assets (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement or any Ancillary Agreement). Seller is not subject to any judgment, order or decree of any court or other governmental agency, and Seller has received no written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which relates to the Business or the Assets.

(g)
Intellectual Property. The Seller does not use any third party patent, trademark, copyright, trade secrets or other intellectual or industrial property rights, other than non-exclusively licensed use of commercially available software, in the Business.

(h)
Material Contracts. Each Material Contract is valid and binding on and enforceable against Seller and, to the knowledge of Seller, each other party thereto and is in full force and effect. Seller is not in breach or default under any Material Contract. Seller does not know of, and has not received notice of, any violation or default under (nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract by any other party thereto. Prior to the date hereof, Seller has made available to Buyer true and complete copies of all Material Contracts.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)
Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada; Buyer has full power and authority to execute and deliver this Agreement and all other agreements to be executed and delivered by Buyer hereunder or in connection herewith the “Ancillary Agreements” and to consummate the transactions hereby or thereby contemplated; all necessary corporate action has been taken to authorize Buyer to enter into this Agreement and the Ancillary Agreements;

(b)
This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and each such agreement constitutes the legal, valid and binding obligations of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws for the protection of debtors;

(c)
Neither the execution, delivery or performance of this Agreement, the Ancillary Agreements, nor the transactions contemplated hereby or thereby will violate Buyer’s Articles of Incorporation or by-laws or any other agreements or instruments, law, regulation, judgment or order by which Buyer is bound;

6. Closing. Provided that all consents set forth in Section 3 have been obtained or waived by the Buyer, the closing of the transactions contemplated hereby (the “Closing”) shall occur on or before July 31, 2006 at 3:00 PM. If closing does not occur by the time and date noted above, friendlyway shall pay the Seller an additional $50,000 in full satisfaction of any damages realized or not realized by the failure for the Buyer to close. Unless both parties agree in writing, this agreement shall not survive past July 31, 2006 and shall become null and void without recourse (except as noted herein). If the parties agree to extend the closing date, then all funds advanced to the Seller shall be credited to the cash component of the purchase.

7. Accounts Payable and Accounts Receivable. (a) It is the intention of the parties that all rights to and the benefit of the accounts receivable from the Business shall be included in the Assets transferred by Seller to Buyer. Accordingly, all accounts receivable outstanding on the Closing Date shall be collected by Buyer. At Closing, Seller shall deliver to Buyer a complete statement of each account receivable as of the Closing Date. Seller agrees to cooperate with Buyer to effect the purpose and intent of this Section 6, including, but not limited to, immediately turning over to Buyer any and all such accounts receivable which are received or collected by Seller.

8. Indemnification by Seller. Seller agrees to indemnify, defend and hold Buyer and its affiliates harmless from and against any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs, including, without limitation, reasonable fees, expenses and disbursements of counsel (collectively, “Damages”), which any of them may suffer, incur or pay in connection with (i) any breach of a representation or warranty made by Seller, (ii) any liability accruing prior to the Closing Date incurred in connection with the Business or Assets other than those constituting Assumed Liabilities, (iii) the non-fulfillment by Seller of any covenant contained herein or in the Ancillary Agreements or (iv) any Excluded Liabilities.

9. Indemnification by Buyer. Buyer agrees to indemnify defend and hold Seller and its affiliates harmless from and against any and all Damages which any of them may suffer, incur or pay in connection with (i) any breach of a representation or warranty made by Buyer herein, (ii) any liability arising under or in connection with the use and/or ownership of the Assets arising on or after the Closing Date, (iii) the non-fulfillment by Buyer of any covenant contained herein or in the Ancillary Agreements or (iv) any Assumed Liabilities.

10. Survival. The representations, warranties, indemnification, covenants and agreements of Seller and Buyer contained in this Agreement shall survive the execution and delivery hereof for a period of three years.

11. Severability. If any provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other provisions of this agreement shall remain in full force and effect.

12. No Waiver. No waiver by any party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any provision of this agreement.

13. Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings, oral and/or written, relating to the subject matter hereof, and may not be amended, supplemented, or modified, except by written instrument executed by all parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Where the context so requires, the singular shall include the plural and vice versa.

14. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

15. Governing Law; Counsel. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflict of laws principles. The parties acknowledge that they have each had an opportunity to be represented by legal counsel of their choice and that they enter into this Agreement and the transactions contemplated hereby freely and voluntarily with full knowledge and understanding of its contents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Ignition Media Group, LLC	Friendlyway Corporation

By: /s/ Thaddeus Bartkowski	By: /s/ Ken Upcraft
Name: Tahddeus Bartkowski	Name: Kenneth Upcraft
Title:	Title: Chief Executive Officer

Ignition Media Group, Inc

By: /s/ Thaddeus Bartkowski
Name: Thaddeus Bartkowski
Title: President

SCHEDULE A
ASSETS TO BE TRANSFERRED

The following should be attached:
1.	Ignition Media Group Agreements with Save Mart, Ingles, and Brookshire Grocery Company.
2.	The spreadsheet which list’s the hardware that is installed in each Supermarket and the corresponding address location

SCHEDULE B

ASSUMED LIABILITIES

 The following should be attached:
Attach loan documents relating to Existing Equipment currently installed in the Supermarkets

SCHEDULE C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into this August 22, 2006 by and among Ignition Media Group, LLC, a Pennsylvania limited liability company (“Assignor”) and Ignition Media Group, Inc, a Nevada based corporation (“Assignee”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, Assignor and Assignee entered into that certain Asset Purchase Agreement dated as of August 22, 2006 (the “Purchase Agreement”), the terms of which are incorporated herein by reference, which provides, among other things, for the sale by Assignor to Assignee of certain assets, property and rights, tangible and intangible, of Assignor used or useful in the Business (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the Purchase Agreement, Assignor desires to transfer to Assignee, and Assignee desires to assume, all of Assignor’s right, title and interest in and to all Material Contracts (collectively, the “Assumed Contracts”).

NOW, THEREFORE, in consideration of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, and subject to the terms and conditions of the Purchase Agreement:

1. Assignment and Assumption. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor’s right, title and interest in and to the Assumed Material Contracts the Assumed Contracts, and Assignee hereby assumes and agrees to perform any and all obligations and liabilities of Assignor under the Assumed Contracts arising after the Closing (as defined in the Purchase Agreement). Without limiting the foregoing, Assignor shall remain liable for all Excluded Liabilities (as defined in the Purchase Agreement), and all obligations and liabilities under the Assumed Contracts which arose or are incurred prior to Closing.

2. Successors. All of the covenants, terms and conditions set forth herein shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflict of laws principles. The parties hereby consent to the jurisdiction of the courts of the State of Nevada and shall be subject to service of process in the State of Nevada with respect to any disputes arising, directly or indirectly, out of this Agreement.

4. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall for all purposes constitute one and the same instrument.

5. Further Assurances. From time to time after the date hereof, without further consideration, Assignor shall execute and deliver such other instruments of assignment, transfer and conveyance and shall take such other action as Assignee may reasonably request to more effectively assign, transfer and convey to Assignee, all of Assignor’s right, title and interest in and to any of the Assumed Contracts, or to enable it to exercise and enjoy all rights and benefits of Assignor with respect thereto.

[remainder of page left intentionally blank; signature page follows]

WITNESS WHEREOF, and intending to be legally bound hereby, each of Assignor and Assignee has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

ASSIGNOR	ASSIGNEE

Ignition Media Group, LLC	Friendlyway Corporation

By: /s/ Thaddeus Bartkowski	By: /s/ Ken Upcraft
Name: Tahddeus Bartkowski	Name: Kenneth Upcraft
Title:	Title: Chief Executive Officer

Ignition Media Group, Inc

By: /s/ Thaddeus Bartkowski
Name: Thaddeus Bartkowski
Title: President